FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated April 10, 2014

Relating to Preliminary Prospectus dated March 24, 2014

Registration No. 333-193318

FREE WRITING PROSPECTUS

This free writing prospectus relates to and should be read together with the preliminary prospectus dated March 24, 2014, or the Preliminary Prospectus, included in Amendment No. 3 to the Registration Statement on Form S-11 (File No. 333-193318) of Farmland Partners Inc., or we, our or us, as filed with the Securities and Exchange Commission, or the SEC, on March 24, 2014, or the Registration Statement. The Registration Statement and the Preliminary Prospectus included therein can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1591670/000104746914002858/a2219123zs-11a.htm

The following information updates certain information contained in the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Defined terms used but not defined in this free writing prospectus have the meanings ascribed to them in the Preliminary Prospectus.

Stock Exchange Listing

Our common stock has been approved for listing, subject to official notice of issuance, on the NYSE MKT under the symbol “FPI.” As a result of our approval for listing on the NYSE MKT, we are subject to the listing standards of the NYSE MKT, not the New York Stock Exchange as indicated in the Preliminary Prospectus, including the corporate governance requirements of the NYSE MKT.

OUR CENTRAL INDEX KEY, OR CIK, ON THE SEC WEB SITE IS: 0001591670.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.

YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CONTACTING ROBERT W. BAIRD & CO. INCORPORATED, ATTENTION: SYNDICATE DEPARTMENT, 777 E. WISCONSIN AVENUE, MILWAUKEE, WI 53202, TELEPHONE: 800-792-2473 OR EMAIL SYNDICATE@RWBAIRD.COM; BMO CAPITAL MARKETS CORP., ATTENTION: BMO PROSPECTUS DEPARTMENT, 27TH FLOOR, 3 TIMES SQUARE, NEW YORK, NY, 10023, TELEPHONE: 800-414-3627, EMAIL: BMOPROSPECTUS@BMO.COM; AND JANNEY MONTGOMERY SCOTT LLC, ATTENTION: EQUITY CAPITAL MARKETS GROUP, 60 STATE, 35TH FLOOR, BOSTON, MA 02109, OR BY EMAIL AT PROSPECTUS@JANNEY.COM.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.